Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2016 Financial Results

LEAWOOD, KANSAS, USA - April 26, 2016 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2016 financial results.

Euronet reports the following consolidated results for the first quarter 2016 compared with the same period of 2015:

•	Revenues of $437.9 million, an 11% increase from $395.2 million (14% increase on a constant currency(1) basis).

•	Operating income of $41.9 million, a 30% increase from $32.2 million (34% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $64.9 million, a 24% increase from $52.4 million (28% increase on a constant currency basis).

•	Net income attributable to Euronet of $29.1 million or $0.53 diluted earnings per share, compared with net income of $7.2 million or $0.13 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.69, a 23% increase from $0.56.

•	Transactions of 711 million, a 12% increase from 634 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"We had a strong start to 2016, delivering adjusted cash earnings per share growth of 23%, the 13th consecutive quarter we have achieved double-digit adjusted cash EPS growth," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "Each of our three segments delivered constant currency operating income growth as a result of our continued focus on adding more products, more devices and more locations in more countries. Money transfer continued to deliver double-digit organic growth, including growth from Walmart-2-Walmart, as well as from the June 2015 acquisition of IME. EFT achieved growth from continued ATM expansion, and epay benefited from continued increases in sales of non-mobile content."

Segment and Other Results
The EFT Processing Segment reports the following results for the first quarter 2016 compared with the same period or date in 2015:

•	Revenues of $86.6 million, a 16% increase from $74.7 million (21% increase on a constant currency basis).

•	Operating income of $13.3 million, a 17% increase from $11.4 million (18% increase on a constant currency basis).

•	Adjusted EBITDA of $22.1 million, a 19% increase from $18.6 million (22% increase on a constant currency basis).

•	Transactions of 370 million, a 23% increase from 302 million.

•	Operated 24,761 ATMs as of March 31, 2016, a 19% increase from 20,863.

Constant currency revenue, operating income and adjusted EBITDA growth was the result of a 19% expansion of the ATM network and a 23% growth in transactions, primarily in Europe and India, including an increase in the number of value added transactions on both ATMs and point-of-sale terminals.

The year-over-year change in ATM count was due to the deployment of approximately 3,900 new ATMs across India and Europe. This increase includes approximately 2,600 ATMs from one ATM driving contract in India which earns minimal revenue and gross profit per ATM or transaction; while these 2,600 ATMs will only marginally contribute to operating income, the Company anticipates a future beneficial relationship with the bank. Partially offsetting the growth in the number of ATMs year-over-year was the previously mentioned termination of approximately 1,200 loss-generating ATMs in China and the temporary winterization of approximately 150 more seasonal ATMs in the first quarter 2016 versus the prior year. Excluding the low margin India ATMs and the increase in winterized ATMs, the segment added more than 500 ATMs during the quarter. Excluding the Chinese contract termination, ATMs and transactions would have grown 26% and 32%, respectively.

The epay Segment reports the following results for the first quarter 2016 compared with the same period or date in 2015:

•	Revenues of $170.1 million, a 3% decrease from $175.9 million (1% increase on a constant currency basis).

•	Operating income of $15.8 million, a 1% increase from $15.6 million (6% increase on a constant currency basis).

•	Adjusted EBITDA of $18.9 million, a 1% increase from $18.8 million (5% increase on a constant currency basis).

•	Transactions of 322 million, a 1% increase from 318 million.

•	Point-of-sale ("POS") terminals of approximately 658,000 as of March 31, 2016, a 2% decrease from approximately 672,000 as of March 31, 2015.

•	Retailer locations of approximately 301,000 as of March 31, 2016, a 2% decrease from approximately 308,000.

epay constant currency revenue, operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile content transaction declines.

The increase in transactions was largely driven by growth in India, Germany, Turkey, Australia, Poland and the Middle East, partially offset by declines in Brazil, North America and the U.K.

The Money Transfer Segment reports the following results for the first quarter 2016 compared with the same period or date in 2015:

•	Revenues of $181.6 million, a 25% increase from $144.8 million (27% increase on a constant currency basis).

•	Operating income of $21.5 million, a 56% increase from $13.8 million (59% increase on a constant currency basis).

•	Adjusted EBITDA of $28.8 million, a 40% increase from $20.5 million (44% increase on a constant currency basis).

•	Total transactions of 18.7 million, a 35% increase from 13.9 million.

•	Network locations of approximately 310,000 as of March 31, 2016, a 26% increase from approximately 246,000.

Money Transfer constant currency revenue, operating income, adjusted EBITDA and transaction growth was driven by an increase in Ria's organic business including double-digit transaction growth in Europe, Asia Pacific, the US, and Walmart-2-Walmart as well as the added benefit from the June 2015 acquisition of IME.

Money transfers grew 39% and non-transfer transactions such as bill payment and international mobile recharge grew 5%, resulting in total transaction growth of 35%.

Corporate and Other reports $8.7 million of expense for the first quarter 2016 compared with $8.6 million for the first quarter 2015.

Balance Sheet and Financial Position
Unrestricted cash on hand was $548.5 million as of March 31, 2016, compared to $457.5 million as of December 31, 2015. Cash increased as a result of cash flows generated from operations, revolver borrowings to fund ATM cash fills and the timing of payments in the epay and money transfer segments, partially offset by cash paid for share repurchases and capital expenditures. Total indebtedness was $497.8 million as of March 31, 2016, compared to $423.7 million as of December 31, 2015. Debt increased primarily from revolver borrowings to fund ATM cash fills and share repurchases. In the first quarter of 2016, the Company repurchased approximately 1.1 million shares for a total purchase price of approximately $75.6 million of the $100 million board-authorized share repurchase plan.

Guidance
The Company currently expects adjusted cash earnings per share for the second quarter 2016, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.90.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 27, 2016, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 24,761 ATMs, approximately 129,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 50 countries; card software solutions; a prepaid processing network of approximately 658,000 POS terminals at approximately 301,000 retailer locations in 34 countries; and a global money transfer network of approximately 310,000 locations serving 150 countries. With corporate headquarters in Leawood, Kansas, USA, and 58 worldwide offices, Euronet serves clients in approximately 165 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2016	December 31,
	(unaudited)	2015

ASSETS
Current assets:
Cash and cash equivalents	$548.5	$457.5
Restricted cash	37.7	45.3
Inventory - PINs and other	63.3	72.1
Trade accounts receivable, net	355.0	423.3
Prepaid expenses and other current assets	129.4	132.8

Total current assets	1,133.9	1,131.0

Property and equipment, net	169.7	157.4
Goodwill and acquired intangible assets, net	874.7	853.2
Other assets, net	53.9	51.1

Total assets	$2,232.2	$2,192.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$857.9	$889.8
Short-term debt obligations	14.1	14.1

Total current liabilities	872.0	903.9

Debt obligations, net of current portion	478.6	405.5
Capital lease obligations, net of current portion	5.1	4.1
Deferred income taxes	36.0	33.9
Other long-term liabilities	20.8	19.3

Total liabilities	1,412.5	1,366.7

Equity	819.7	826.0

Total liabilities and equity	$2,232.2	$2,192.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015

Revenues	$437.9	$395.2

Operating expenses:
Direct operating costs	271.6	251.4
Salaries and benefits	67.2	60.4
Selling, general and administrative	37.9	33.9
Depreciation and amortization	19.3	17.3
Total operating expenses	396.0	363.0
Operating income	41.9	32.2

Other income (expense):
Interest income	0.5	0.6
Interest expense	(6.4)	(5.7)
Foreign currency exchange gain (loss)	2.2	(13.0)
Total other expense, net	(3.7)	(18.1)
Income before income taxes	38.2	14.1

Income tax expense	(9.1)	(7.0)

Net income	29.1	7.1
Net loss attributable to noncontrolling interests	—	0.1
Net income attributable to Euronet Worldwide, Inc.	$29.1	$7.2

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.53	$0.13

Diluted weighted average shares outstanding	54,529,588	53,625,641

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$29.1

Add: Income tax expense					9.1
Add: Total other expense, net					3.7

Operating income (expense)	$13.3	$15.8	$21.5	$(8.7)	$41.9

Add: Depreciation and amortization	8.8	3.1	7.3	0.1	19.3
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$22.1	$18.9	$28.8	$(4.9)	$64.9

	Three months ended March 31, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$7.1

Add: Income tax expense					7.0
Add: Total other expense, net					18.1

Operating income (expense)	$11.4	$15.6	$13.8	$(8.6)	$32.2

Add: Depreciation and amortization	7.4	3.1	6.7	0.1	17.3
Add: Share-based compensation	(0.2)	0.1	—	3.0	2.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$18.6	$18.8	$20.5	$(5.5)	$52.4

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015

Net income attributable to Euronet Worldwide, Inc.	$29.1	$7.2

Foreign currency exchange (gain) loss	(2.2)	13.0
Intangible asset amortization	6.4	6.1
Share-based compensation	3.7	2.9
Income tax effect of above adjustments	(1.9)	(1.2)
Non-cash interest accretion	2.6	2.4

Adjusted cash earnings(1)	$37.7	$30.4

Adjusted cash earnings per share - diluted(1)	$0.69	$0.56

Diluted weighted average shares outstanding (GAAP)	54,529,588	53,625,641

Effect of unrecognized share-based compensation on diluted shares outstanding	233,357	312,565
Adjusted diluted weighted average shares outstanding	54,762,945	53,938,206

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.